Exhibit 10.38

June 15, 2022

Mr. Tamer Abuaita

Via email

Dear Tamer,

I am delighted to extend you an offer to join the Board of Directors (the “Board”) of Sovos Brands, Inc. (“Sovos” or the “Company”). It is an exciting time at Sovos. Adding your capabilities to our Board is an important milestone for us, and I am confident that your experience will serve us extremely well.

The purpose of this offer letter is to confirm the terms and arrangements related to your service as a member of the Board (a “Board Member”).

1.Service. Until your earlier resignation or removal, you will serve as a Board Member and as a member of the Audit Committee in accordance with applicable law and the organizational documents of the Company.  Additionally, if requested by the Board, you agree to serve as a member of the boards of directors of the Company’s affiliates, including Sovos Brands Holdings, Inc. and Sovos Brands Intermediate, Inc. The Board currently holds between four and five regular meetings per year.  The Audit Committee meets quarterly in addition to the Committee’s meetings to review the Company’s quarterly filings and earnings releases.
2.Cash Fees. The Company will pay you a cash fee for your services as a Board Member (including as a committee member) at the rate of $100,000 per year as long as you serve as a Board Member. These fees will be paid in equal quarterly installments during the month following the end of each of the Company’s fiscal quarters (with proration for any partial period of service).
3.Restricted Stock Unit Awards.  Subject to approval by the Board, the Company shall grant you $100,000 of restricted stock units each year immediately following the annual meeting of stockholders, with the number of shares subject to such award determined by dividing $100,000 by the fair market value of the Company’s common stock on the date of grant (each, an “Annual Equity Grant”). Unless otherwise determined by the Board, the fair market value of the Company’s common stock shall be equal to the closing price of the Company’s common stock on the trading date immediately prior to the date of grant.  Each Annual Equity Grant will cliff vest in full, subject to your continued service on such date, upon the earlier of (x) one year from the date of grant and (y) immediately prior to the Company’s next annual meeting of stockholders. Each Annual Equity Grant will be made pursuant to the terms of the Company’s 2021 Equity Incentive Plan, or any successor plan thereto.
4.Expenses. The Company will reimburse you for your reasonable out of pocket expenses incurred in the performance of your services as a Board Member, including travel and lodging expenses related to your attendance at meetings, provided you submit receipts or other documentation reasonably acceptable to the Company in accordance with the Company’s reimbursement policies.
5.No Right to Election or Appointment; No Employment Relationship. This letter and your  appointment as a Board Member does not create or otherwise establish any right on your part to be or to continue to be elected or appointed as a Board Member and does not create an employment contract or employment arrangement between the Company or any subsidiary of the Company and you.  By acceptance of this offer, you acknowledge that you will receive an IRS Form 1099 from the Company, that you will be solely responsible for timely payment of applicable taxes due in connection with all payments set forth herein and that the Company has given you no tax advice as to the treatment of such payments.
6.Confidentiality.  By acceptance of this offer, you agree that you will not at any time while you are a Board Member, or at any time thereafter, use or disclose to any third party, other than for the business purposes of the Company and its direct and indirect subsidiaries, any confidential information of the Company or its affiliates acquired as a result of your relationship with the Company and its affiliates, including information relating to the business, operations and finances of the Company and its affiliates, or any other information deemed by the Company to be confidential information; provided, however, that this paragraph shall not apply (i) to any information which is or becomes public knowledge (other than as a result of your conduct in violation of this paragraph); (ii) to the disclosure of any information with the prior written consent of the Company; or (iii) to any information required to be disclosed by applicable law or regulation.  With respect to clause (ii) you agree that prior to such disclosure you will provide the Company prompt notice of such required disclosure to enable the Company to seek a protective order or other relief, and you will reasonably cooperate with the Company in connection with seeking any such order or other relief
7.Indemnification. You will receive indemnification as a Board Member to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, and an indemnification agreement to be entered into between you and the Company.
8.Governing Law, etc. This letter and any claim or controversy arising hereunder or related hereto (whether by contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such jurisdiction without giving effect to the principles of conflicts of law.
9.Miscellaneous.  By accepting this offer to serve as a Board Member, you represent that you are not bound by or otherwise subject to any agreement or other instrument that would prohibit, limit or otherwise restrict your ability to discharge your duties and obligations in such roles.  Additionally, you agree that you will not disclose to the Company any documents, records, or other confidential information belonging to other parties.  This letter sets forth the entire compensation you will receive for your service.  The Company expects that the Compensation Committee of the Board will evaluate annually the status of Board compensation in relation to comparable U.S. companies, reporting its findings and recommendations to the Board.  Accordingly, the Board may from time to time revise the compensation to be provided to the Company’s independent directors, including you.

Please confirm your acceptance and agreement to the terms described herein by signing and returning this letter agreement to the Company.  We believe your skills and experience will play a significant role in the future success of the Company and look forward to your joining the Board.

Sovos Brands, Inc.

By:	/s/ William R. Johnson
Name:	William Johnson
Title:	Chairman of the Board

Agreed and Accepted as of the date first written above.

/s/ Tamer Abuaita
Signature